 Exhibit 3.1

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

STATEMENT OF PREFERENCES

OF

TERM PREFERRED SHARES

The XAI Octagon Floating Rate & Alternative Income Term Trust, a Delaware statutory trust (the “Trust”), hereby certifies that:

WHEREAS, the Board of Trustees of the Trust (the “Board of Trustees”), at a meeting duly convened and held on February 23, 2021, pursuant to authority expressly vested in it by Article VI of the Second Amended and Restated Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), adopted resolutions classifying an unlimited amount of shares of beneficial interest of the Trust as authorized but unissued preferred shares of the Trust, par value $0.01 per share.

WHEREAS, the preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of each Series of Term Preferred Shares are set forth in this Statement of Preferences, as modified, amended or supplemented from time to time in any Appendix (each an “Appendix” and collectively the “Appendices”) to this Statement of Preferences specifically relating to such Series (each such Series being referred to herein as a “Series of Term Preferred Shares,” “Term Preferred Shares of a Series” or a “Series” and shares of all such Series being referred to herein individually as a “Term Preferred Share” and collectively as the “Term Preferred Shares”).

ARTICLE I
Definitions

Section 1.1 Definitions. Unless the context or use indicates another or different meaning or intent and except with respect to any Series as specifically provided in the Appendix applicable to such Series, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense or gender:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“1940 Act Asset Coverage” means the Asset Coverage specified in Section 18(a)(2)(B) of the 1940 Act as in effect on the date hereof.

“Appendices” and “Appendix” shall have the respective meanings as set forth in the Recitals of this Statement of Preferences.

“Asset Coverage” shall mean the “asset coverage” of a class of senior security which is stock, as specified in Section 18 of the 1940 Act as in effect on the date hereof.

“Asset Coverage Cure Date” means, with respect to the failure by the Trust to maintain Asset Coverage as of the close of business on the last Business Day of a Calendar Quarter (as required by Section 2.4(a)), the date that is thirty (30) calendar days following the Filing Date with respect to such Calendar Quarter.

“Board of Trustees” shall have the meaning as set forth in the Recitals of this Statement of Preferences.

“Business Day” means any calendar day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the city of New York, New York are authorized or obligated by law to close.

“Calendar Quarter” shall mean any of the three month periods ending March 31, June 30, September 30, or December 31 of each year.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” means the common shares of beneficial interest, par value $0.01 per share, of the Trust.

“Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Trust as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Custodian.

“Custodian Agreement” means the Custodian Agreement by and among the Custodian and the Trust.

“Date of Original Issue” means, with respect to any Series, the date specified as the Date of Original Issue for such Series in the Appendix for such Series.

“Declaration of Trust” shall have the meaning as set forth in the Recitals of this Statement of Preferences.

“Default” shall have the meaning as set forth in Section 2.2(g)(i).

“Default Period” shall have the meaning as set forth in Section 2.2(g)(i).

“Default Rate” shall have the meaning as set forth in Section 2.2(g)(i).

“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant Redemption Date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(i) cash or any cash equivalent;

(ii) any U.S. Government Obligation;

(iii) any Short-Term Money Market Instrument;

(iv) any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Short-Term Money Market Instruments or U.S. Government Obligations or any combination thereof; or

(v) any letter of credit from a bank or other financial institution that has a credit rating from at least one rating agency that is the highest applicable rating generally ascribed by such rating agency to bank deposits or short-term debt of similar banks or other financial institutions as of the date of this Statement of Preferences (or such rating’s future equivalent).

“Dividend Default” shall have the meaning as set forth in Section 2.2(g)(i).

“Dividend Payment Date” means, with respect to any Series, each of the Dividend Payment Dates for such Series set forth in the Appendix for such Series.

“Dividend Period” means, with respect to any Series, the Dividend Period for such Series set forth in the Appendix for such Series.

“Dividend Rate” means, with respect to any Series and as of any date, the Fixed Dividend Rate for that Series as adjusted, if a Default Period shall be in existence on such date, in accordance with the provisions of Section 2.2(g).

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Redemption and Paying Agent and the Custodian, shall be sent by such means to each of its representatives set forth in the Redemption and Paying Agent Agreement and the Custodian Agreement, respectively.

“Filing Date” means, with respect to any Calendar Quarter, the date of filing of the Trust’s SEC Report with respect to such Calendar Quarter.

“Fixed Dividend Rate” means, with respect to any Series, the rate per annum specified as the Fixed Dividend Rate for such Series in the Appendix for such Series.

“Holder” means, with respect to the Term Preferred Shares of any Series or any other security issued by the Trust, a Person in whose name such security is registered in the registration books of the Trust maintained by the Redemption and Paying Agent or otherwise.

“Liquidation Preference” means, with respect to any Series, the amount specified as the liquidation preference per share for that Series in the Appendix for such Series.

“Mandatory Redemption Price” shall have the meaning as set forth in Section 2.5(b)(i).

“Market Value” of any asset of the Trust means, for securities for which market quotations are readily available, the market value thereof determined by an independent third-party pricing service designated from time to time by the Board of Trustees. Market Value of any asset shall include any interest accrued thereon. The pricing service shall value portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available shall be valued at fair value as determined by the pricing service using methods that include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine recommended valuations.

“Non-Call Period” means, with respect to any Series, the period (if any) during which such Series shall not be subject to redemption at the option of the Trust, as set forth in the Appendix for such Series.

“Notice of Redemption” shall have the meaning as set forth in Section 2.5(d).

“Optional Redemption Date” shall have the meaning as set forth in Section 2.5(c)(i).

“Optional Redemption Premium” means, with respect to any Series, the premium (expressed as a percentage of the Liquidation Preference of the shares of such Series), if any, payable by the Trust upon the redemption of Term Preferred Shares of such Series at the option of the Trust, as set forth in the Appendix for such Series.

“Optional Redemption Price” shall have the meaning as set forth in Section 2.5(c)(i).

“Outstanding” means, as of any date with respect to Term Preferred Shares of any Series, the number of Term Preferred Shares of such Series theretofore issued by the Trust except (without duplication):

(i) any shares of such Series theretofore cancelled or redeemed or delivered to the Redemption and Paying Agent for cancellation or redemption in accordance with the terms hereof;

(ii) any shares of such Series as to which the Trust shall have given a Notice of Redemption and irrevocably deposited with the Redemption and Paying Agent sufficient Deposit Securities to redeem such shares in accordance with Section 2.5 hereof;

(iii) any shares of such Series as to which the Trust shall be the Holder or the beneficial owner; and

(iv) any shares of such Series represented by any certificate in lieu of which any new certificate has been executed and delivered by the Trust.

“Person” means and includes an individual, a partnership, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means any shares of beneficial interest of the Trust, par value $0.01 per share, classified as preferred shares, including shares of each Series of Term Preferred Shares, shares of any other series of such preferred shares now or hereafter issued by the Trust, and any other shares of beneficial interest hereafter authorized and issued by the Trust of a class having priority over any other class as to distribution of assets or payments of dividends.

“Record Date” means, with respect to any Series, the Record Date for such Series set forth in the Appendix for such Series.

“Redemption and Paying Agent” means, with respect to any Series, DST Systems, Inc. and its successors or any other redemption and paying agent appointed by the Trust with respect to such Series.

“Redemption and Paying Agent Agreement” means, with respect to any Series, the Redemption and Paying Agent Agreement or other similarly titled agreement by and among the Redemption and Paying Agent for such Series and the Trust with respect to such Series.

“Redemption Date” shall have the meaning as set forth in Section 2.5(d).

“Redemption Default” shall have the meaning as set forth in Section 2.2(g)(i).

“Redemption Price” shall mean the Term Redemption Price, the Mandatory Redemption Price or the Optional Redemption Price, as applicable.

“SEC Report” means, with respect to any Calendar Quarter, the Trust’s Annual Report or Semi-Annual Report on Form N-CSR, as applicable, and the applicable monthly report on Form N-PORT filed by the Trust with the Securities and Exchange Commission with respect to the fiscal period ending as of the last day of such Calendar Quarter.

“Securities Depository” shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Trust that agrees to follow the procedures required to be followed by such securities depository as set forth in this Statement of Preferences with respect to the Term Preferred Shares.

“Senior Security” shall have the meaning specified in Section 18 under the 1940 Act, as in effect on the date hereof.

“Series” shall have the meaning as set forth in the Recitals of this Statement of Preferences.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Trust, the remaining term to maturity thereof is not in excess of 180 days:

(i) commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii) demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia); and (iii) overnight funds.

“Statement of Preferences” means this Statement of Preferences of XAI Octagon Floating Rate & Alternative Income Term Trust, as it may be amended from time to time in accordance with its terms.

“Term Preferred Shares” shall have the meaning as set forth in the Recitals of this Statement of Preferences.

“Term Redemption Date” means, with respect to any Series, the date specified as the Term Redemption Date in the Appendix for such Series.

“Term Redemption Price” shall have the meaning as set forth in Section 2.5(a).

“Trust” shall have the meaning as set forth in the Preamble to this Statement of Preferences.

“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Period” shall have the meaning as set forth in Section 2.6(b)(i).

With respect to any Series, any additional definitions specifically set forth in the Appendix relating to such Series and any amendments to any definitions specifically set forth in the Appendix relating to such Series, as such Appendix may be amended from time to time, shall be incorporated herein and made part hereof by reference thereto, but only with respect to such Series.

Section 1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Statement of Preferences are for convenience only and shall not be deemed part of this Statement of Preferences or be given any effect in interpreting this Statement of Preferences. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Statement of Preferences. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Statement of Preferences), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. References to Articles or Sections shall refer to those portions of this Statement of Preferences. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Statement of Preferences as a whole and not to any particular Article, Section or clause of this Statement of Preferences.

ARTICLE II
Terms Applicable to All Series of
Term Preferred Shares

Except for such changes and amendments hereto with respect to a Series of Term Preferred Shares that are specifically contemplated by the Appendix relating to such Series, each Series of Term Preferred Shares shall have the following terms:

Section 2.1 Number of Shares; Ranking.

(a) The number of authorized shares constituting any Series of Term Preferred Shares shall be as set forth with respect to such Series in the Appendix hereto relating to such Series. No fractional Term Preferred Shares shall be issued.

(b) The Term Preferred Shares of each Series shall rank on a parity with shares of each other Series of Term Preferred Shares and with shares of any other series of Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust. The Term Preferred Shares of each Series shall have preference with respect to the payment of dividends and as to distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust over Common Shares as set forth herein.

(c) No Holder of Term Preferred Shares shall have, solely by reason of being such a Holder, any preemptive or other right to acquire, purchase or subscribe for any Term Preferred Shares or Common Shares or other securities of the Trust which it may hereafter issue or sell.

Section 2.2 Dividends and Distributions.

(a) The Holders of any Term Preferred Shares of any Series shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor and in preference to dividends and distributions on Common Shares, cumulative cash dividends and distributions on each share of such Series, calculated separately for each Dividend Period for such Series at the Dividend Rate in effect from time to time for such Series during such Dividend Period, computed on the basis of a 360-day year consisting of twelve 30-day months, on an amount equal to the Liquidation Preference for a share of such Series, and no more. Dividends and distributions on the Term Preferred Shares of any Series shall accumulate from the Date of Original Issue with respect to such Series and shall be payable monthly in arrears as provided in Section 2.2(f). Dividends payable on any Term Preferred Shares of any Series for any period of less than a full monthly Dividend Period, upon any redemption of such shares on any Redemption Date other than on a Dividend Payment Date, or, in the case of the first Dividend Period, more than a full monthly period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed for any period of less than, or, in the case of the first Dividend Period, greater than, one month.

(b) Dividends on shares of each Series of Term Preferred Shares with respect to any Dividend Period shall be declared to the Holders of record of such shares as their names shall appear on the registration books of the Trust at the close of business on the applicable Record Date, and shall be paid as provided further in Section 2.2(f) hereof.

(c) (i) No full dividends or distributions shall be declared or paid on shares of a Series of Term Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent dividend payment dates therefor for all outstanding Preferred Shares (including shares of other Series of Term Preferred Shares) have been or contemporaneously are declared and paid through the most recent dividend payment dates therefor. If full cumulative dividends and distributions due have not been declared and paid on all outstanding Preferred Shares of any series, any dividends and distributions being declared and paid on a Series of Term Preferred Shares will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant dividend payment date for such series. No Holders of Term Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this Section 2.2(c)(i) on such Term Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series of Term Preferred Shares that may be in arrears.

(ii) For so long as any Term Preferred Shares are Outstanding, the Trust shall not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares, or (z) pay any proceeds of the liquidation of the Trust in respect of the Common Shares, unless, in each case, (A) immediately thereafter, the Trust shall have 1940 Act Asset Coverage after deducting the amount of such dividend or distribution or redemption or purchase price or liquidation proceeds, (B) all cumulative dividends and distributions on all Term Preferred Shares and all other Preferred Shares ranking on a parity with the Term Preferred Shares due on or prior to the earlier of the declaration, record or payment date, as applicable, of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid (or shall have been declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Shares) for the payment thereof shall have been deposited irrevocably with the paying agent for such Preferred Shares) and (C) the Trust shall have deposited Deposit Securities pursuant to and in accordance with the requirements of Section 2.5(d)(ii) hereof with respect to Outstanding Term Preferred Shares of any Series to be redeemed pursuant to Section 2.5(a) or Section 2.5(b) hereof for which a Notice of Redemption shall have been given or shall have been required to be given in accordance with the terms hereof on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition.

(iii) Any dividend payment made on shares of a Series of Term Preferred Shares shall be credited against the dividends and distributions accumulated with respect to the Dividend Period or Dividend Periods for such Series for which dividends and distributions have not been paid, in chronological order.

(d) Not later than 12:00 noon, New York City time, on the Dividend Payment Date for a Series of Term Preferred Shares, the Trust shall deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on such date sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date in respect of such Series. The Trust may direct the Redemption and Paying Agent with respect to the investment or reinvestment of any such Deposit Securities prior to the Dividend Payment Date, provided that such investment or reinvestment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available as same day funds at the opening of business on such Dividend Payment Date.

(e) All Deposit Securities paid to the Redemption and Paying Agent for the payment of dividends payable on a Series of Term Preferred Shares shall be held in trust for the payment of such dividends by the Redemption and Paying Agent for the benefit of the Holders of such Series entitled to the payment of such dividends pursuant to Section 2.2(f). Any moneys paid to the Redemption and Paying Agent in accordance with the foregoing but not applied by the Redemption and Paying Agent to the payment of dividends, including interest earned on such moneys while so held, will, to the extent permitted by law, be repaid to the Trust as soon as possible after the date on which such moneys were to have been so applied, upon request of the Trust.

(f) Dividends on shares of a Series of Term Preferred Shares shall be paid on each Dividend Payment Date for such Series to the Holders of shares of such Series as their names appear on the registration books of the Trust at the close of business on the applicable Record Date for such dividend. Dividends in arrears on shares of a Series of Term Preferred Shares for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of shares of such Series as their names appear on the registration books of the Trust on such date, not exceeding twenty (20) nor less than ten (10) calendar days preceding the payment date thereof, as may be fixed by the Board of Trustees. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of any Series of Term Preferred Shares which may be in arrears.

(g) (i) The Dividend Rate on a Series of Term Preferred Shares shall be adjusted to the Default Rate (as defined below) in the following circumstances. Subject to the cure provisions below, a “Default Period” with respect to a Series of Term Preferred Shares shall commence on any date the Trust fails to deposit with the Redemption and Paying Agent by 12:00 noon, New York City time, on (A) a Dividend Payment Date for such Series, Deposit Securities that will provide funds available to the Redemption and Paying Agent on such Dividend Payment Date sufficient to pay the full amount of any dividend on such Series payable on such Dividend Payment Date (a “Dividend Default”) or (B) an applicable Redemption Date for such Series, Deposit Securities that will provide funds available to the Redemption and Paying Agent on such Redemption Date sufficient to pay the full amount of the Redemption Price payable in respect of such Series on such Redemption Date (a “Redemption Default” and together with a Dividend Default, hereinafter referred to as “Default”). Subject to the cure provisions of Section 2.2(g)(ii) below, a Default Period with respect to a Dividend Default or a Redemption Default on a Series of Term Preferred Shares shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends on such Series and any unpaid Redemption Price on such Series shall have been deposited irrevocably in trust in same-day funds with the Redemption and Paying Agent. In the case of any Default on a Series of Term Preferred Shares, the Dividend Rate for such Series for each calendar day during the Default Period will be equal to the Default Rate. The “Default Rate” on a Series of Term Preferred Shares for any calendar day shall be equal to the Fixed Dividend Rate for such Series plus two percent (2%) per annum.

(ii) No Default Period for a Series of Term Preferred Shares with respect to any Default on such Series shall be deemed to commence if the amount of any dividend or any Redemption Price due in respect of such Series (if such Default is not solely due to the willful failure of the Trust) is deposited irrevocably in trust, in same-day funds, with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three (3) Business Days after the applicable Dividend Payment Date or Redemption Date for such Series with respect to which such Default occurred, together with an amount equal to the Default Rate on such Series applied to the amount and period of such non-payment on such Series, based on the actual number of calendar days comprising such period divided by 360.

Section 2.3 Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the Holders of Term Preferred Shares shall be entitled to receive out of the assets of the Trust available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares, a liquidation distribution equal to the Liquidation Preference for such shares, plus an amount equal to all unpaid dividends and distributions on such shares accumulated to (but excluding) the date fixed for such distribution or payment on such shares (whether or not earned or declared by the Trust, but excluding interest thereon), and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, the assets of the Trust available for distribution among the Holders of all Outstanding Term Preferred Shares and any other outstanding Preferred Shares shall be insufficient to permit the payment in full to such Holders of the Liquidation Preference of such Term Preferred Shares plus accumulated and unpaid dividends and distributions on such shares as provided in Section 2.3(a) above and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the Holders of such Term Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, unless and until the Liquidation Preference on each Outstanding Term Preferred Share plus accumulated and unpaid dividends and distributions on such shares as provided in Section 2.3(a) above have been paid in full to the Holders of such shares, no dividends, distributions or other payments will be made on, and no redemption, purchase or other acquisition by the Trust will be made by the Trust in respect of, Common Shares.

(c) Neither the sale of all or substantially all of the property or business of the Trust, nor the merger, consolidation or reorganization of the Trust into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with the Trust shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purpose of this Section 2.3.

Section 2.4 Coverage Test.

(a) Asset Coverage Requirement. For so long as any shares of a Series of Term Preferred Shares are Outstanding, the Trust shall have Asset Coverage of at least 200% as of the close of business on the last Business Day of each Calendar Quarter. If the Trust shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 2.5(b)(i) shall be applicable, which provisions shall constitute the sole remedy for the Trust’s failure to comply with the provisions of this Section 2.4(a).

(b) Calculation of Asset Coverage. For purposes of determining whether the requirements of Section 2.4(a) are satisfied, (i) no Term Preferred Shares of any Series or other Preferred Shares shall be deemed to be Outstanding for purposes of any computation required by Section 2.4(a) if, prior to or concurrently with such determination, either (x) sufficient Deposit Securities or other sufficient funds (in accordance with the terms of such Series or other Preferred Shares) to pay the full redemption price for such Series or other Preferred Shares (or the portion thereof to be redeemed) shall have been deposited in trust with the paying agent for such Series or other Preferred Shares and the requisite notice of redemption for such Series or other Preferred Shares (or the portion thereof to be redeemed) shall have been given or (y) sufficient Deposit Securities or other sufficient funds (in accordance with the terms of such Series or other Preferred Shares) to pay the full redemption price for such Series or other Preferred Shares (or the portion thereof to be redeemed) shall have been segregated by the Custodian and the Trust from the assets of the Trust, by means of appropriate identification on the Custodian’s books and records or otherwise in accordance with the Custodian’s normal procedures, and (ii) the Deposit Securities or other sufficient funds that shall have been deposited with the applicable paying agent and/or segregated by the Custodian, as applicable, as provided in clause (i) of this sentence shall not be included as assets of the Trust for purposes of such computation.

Section 2.5 Redemption.

Each Series of Term Preferred Shares shall be subject to redemption by the Trust as provided below:

(a) Term Redemption. The Trust shall redeem all shares of a Series of Term Preferred Shares on the Term Redemption Date for such Series, out of funds legally available therefor, at a price per share equal to the Liquidation Preference per share of such Series plus an amount equal to all unpaid dividends and distributions on such share of such Series accumulated to (but excluding) the Term Redemption Date for such Series (whether or not earned or declared by the Trust, but excluding interest thereon) (the “Term Redemption Price”).

(b) Asset Coverage Mandatory Redemption.

(i) If the Trust fails to comply with the Asset Coverage requirement as provided in Section 2.4(a) and such failure is not cured as of the Asset Coverage Cure Date, the Trust shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Asset Coverage Cure Date, fix a redemption date and proceed to redeem in accordance with the terms of such Preferred Shares, a sufficient number of Preferred Shares, which at the Trust’s sole option (to the extent permitted by the 1940 Act and Delaware law) may include any number or proportion of Term Preferred Shares of any Series, to enable it to meet the requirements of Section 2.5(b)(ii). In the event that any shares of a Series of Term Preferred Shares then Outstanding are to be redeemed pursuant to this Section 2.5(b)(i), the Trust shall redeem such shares at a price per share equal to the Liquidation Preference per share of such Series plus an amount equal to all unpaid dividends and distributions on such share of such Series accumulated to (but excluding) the date fixed for such redemption by the Board of Trustees (whether or not earned or declared by the Trust, but excluding interest thereon) (the “Mandatory Redemption Price”).

(ii) On the Redemption Date for a redemption contemplated by Section 2.5(b)(i), the Trust shall redeem, out of funds legally available therefor, such number of Preferred Shares (which may include at the sole option of the Trust any number or proportion of Term Preferred Shares of any Series) as shall be equal to the lesser of (x) the minimum number of Preferred Shares, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Trust having Asset Coverage on such Asset Coverage Cure Date of at least 200% (provided, however, that if there is no such minimum number of Term Preferred Shares and other Preferred Shares the redemption or retirement of which would have such result, all Term Preferred Shares and other Preferred Shares then outstanding shall be redeemed), and (y) the maximum number of Preferred Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration of Trust and applicable law. Notwithstanding the foregoing, in the event that Preferred Shares are redeemed pursuant to this Section 2.5(b), the Trust may at its sole option, but is not required to, redeem a sufficient number of shares of any Series of Term Preferred Shares pursuant to this Section 2.5(b) that, when aggregated with other Preferred Shares redeemed by the Trust, would result, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, in the Trust having Asset Coverage on such Asset Coverage Cure Date of up to and including 285%. The Trust shall effect such redemption on the date fixed by the Trust therefor, which date shall not be later than ninety (90) calendar days after such Asset Coverage Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of Term Preferred Shares and other Preferred Shares which have been designated to be redeemed or the Trust otherwise is unable to effect such redemption on or prior to ninety (90) calendar days after such Asset Coverage Cure Date, the Trust shall redeem those Term Preferred Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the Outstanding Term Preferred Shares of a Series are to be redeemed pursuant to this Section 2.5(b), the number of Term Preferred Shares of such Series to be redeemed shall be redeemed (A) from each Holder pro rata based upon the number of Outstanding shares of such Series held by such Holder, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable.

(c) Optional Redemptions.

(i) Subject to the provisions of Section 2.5(c)(ii), the Trust may out of funds legally available therefor at its option on any Business Day following the expiration of the Non-Call Period (if any) for a Series of Term Preferred Shares (any such Business Day referred to in this sentence, an “Optional Redemption Date”) redeem in whole or from time to time in part the Outstanding Term Preferred Shares of such Series, at a redemption price per Term Preferred Share (the “Optional Redemption Price”) equal to (x) the Liquidation Preference per Term Preferred Share of such Series plus (y) an amount equal to all unpaid dividends and distributions on such Term Preferred Share of such Series accumulated to (but excluding) the Optional Redemption Date (whether or not earned or declared by the Trust, but excluding interest thereon) plus (z) the Optional Redemption Premium per share (if any) with respect to an optional redemption of Term Preferred Shares of such Series that is effected on such Optional Redemption Date.

(ii) If fewer than all of the outstanding shares of a Series of Term Preferred Shares are to be redeemed pursuant to Section 2.5(c)(i), the shares of such Series to be redeemed shall be selected either (A) from each Holder pro rata based upon the number of Outstanding shares of such Series held by such Holder, (B) by lot or (C) in such other manner as the Board of Trustees may determine to be fair and equitable. Subject to the provisions of this Statement of Preferences and applicable law, the Board of Trustees will have the full power and authority to prescribe the terms and conditions upon which Term Preferred Shares will be redeemed pursuant to this Section 2.5(c) from time to time.

(iii) The Trust may not on any date deliver a Notice of Redemption pursuant to Section 2.5(d) in respect of a redemption contemplated to be effected pursuant to this Section 2.5(c) unless on such date the Trust has available Deposit Securities for the Optional Redemption Date contemplated by such Notice of Redemption having a Market Value not less than the amount (including any applicable premium) due to Holders of Term Preferred Shares by reason of the redemption of such Term Preferred Shares on such Optional Redemption Date.

(d) Procedures for Redemption.

(i) If the Trust shall determine or be required to redeem, in whole or in part, Term Preferred Shares of a Series pursuant to Section 2.5(a), (b) or (c), the Trust shall deliver a notice of redemption (the “Notice of Redemption”), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to Holders thereof, or request the Redemption and Paying Agent, on behalf of the Trust, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not more than forty-five (45) calendar days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the Series and number of Term Preferred Shares to be redeemed; (C) the CUSIP number for Term Preferred Shares of such Series; (D) the applicable Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the Term Preferred Shares to be redeemed will cease to accumulate from and after such Redemption Date; and (G) the provisions of this Statement of Preferences under which such redemption is made. If fewer than all Term Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption delivered to such Holder shall also specify the number of Term Preferred Shares to be redeemed from such Holder or the method of determining such number. The Trust may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to this Statement of Preferences that such redemption is subject to one or more conditions precedent and that the Trust shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii) If the Trust shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Trust), the Trust shall (A) deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on the date thereof no less than the Redemption Price of the Term Preferred Shares to be redeemed on the Redemption Date and (B) give the Redemption and Paying Agent irrevocable instructions and authority to pay the applicable Redemption Price to the Holders of the Term Preferred Shares called for redemption on the Redemption Date. Notwithstanding the foregoing, if the Redemption Date is the Term Redemption Date, then such deposit of Deposit Securities will be made no later than 15 calendar days prior to the Term Redemption Date. The Trust may direct the Redemption and Paying Agent with respect to the investment or reinvestment of any Deposit Securities prior to the Redemption Date, provided that such investment or reinvestment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds.

(iii) Upon the date of the deposit of such Deposit Securities, all rights of the Holders of the Term Preferred Shares so called for redemption shall cease and terminate except the right of the Holders thereof to receive the Redemption Price thereof and such Term Preferred Shares shall no longer be deemed Outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable Redemption Date and (B) the accumulation of dividends thereon in accordance with the terms hereof up to (but excluding) the applicable Redemption Date, which accumulated dividends shall be payable only as part of the applicable Redemption Price on the Redemption Date). The Trust shall be entitled to receive, promptly after the Redemption Date, any Deposit Securities in excess of the aggregate Redemption Price of the Term Preferred Shares called for redemption on the Redemption Date. Any Deposit Securities so deposited that are unclaimed at the end of ninety (90) calendar days from the Redemption Date shall, to the extent permitted by law, be repaid to the Trust, after which the Holders of the Term Preferred Shares so called for redemption shall look only to the Trust for payment of the Redemption Price thereof. The Trust shall be entitled to receive, from time to time after the Redemption Date, any interest on the Deposit Securities so deposited.

(iv) On or after the Redemption Date, each Holder of Term Preferred Shares in certificated form (if any) that are subject to redemption shall surrender the certificate(s) evidencing such Term Preferred Shares to the Trust at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such Term Preferred Shares, without interest, and in the case of a redemption of fewer than all the Term Preferred Shares represented by such certificate(s), a new certificate representing the Term Preferred Shares that were not redeemed.

(v) Notwithstanding the other provisions of this Section 2.5, except as otherwise required by law, the Trust shall not redeem any Term Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Term Preferred Shares and other series of Preferred Shares ranking on a parity with the Term Preferred Shares with respect to dividends and distributions for all applicable past dividend periods (whether or not earned or declared by the Trust) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and Deposit Securities or sufficient funds (in accordance with the terms of such Preferred Shares) for the payment of such dividends and distributions shall have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such Preferred Shares in accordance with the terms of such Preferred Shares, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Term Preferred Shares pursuant to an otherwise lawful purchase or exchange offer made on the same terms to Holders of all Outstanding Term Preferred Shares and any other series of Preferred Shares for which all accumulated and unpaid dividends and distributions have not been paid.

(vi) To the extent that any redemption for which a Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance with the Declaration of Trust and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No Redemption Default shall be deemed to have occurred if the Trust shall fail to deposit in trust with the Redemption and Paying Agent the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any Term Preferred Shares, dividends may be declared and paid on such Term Preferred Shares in accordance with their terms if Deposit Securities for the payment of the Redemption Price of such Term Preferred Shares shall not have been deposited in trust with the Redemption and Paying Agent for that purpose.

(e) Redemption and Paying Agent as Trustee of Redemption Payments by Trust. All Deposit Securities transferred to the Redemption and Paying Agent for payment of the Redemption Price of Term Preferred Shares called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of Holders of Term Preferred Shares so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Trust in accordance with the provisions of Section 2.5(d)(iii) above.

(f) Compliance With Applicable Law. In effecting any redemption pursuant to this Section 2.5, the Trust shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Delaware law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Delaware law.

(g) Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 2.5, the Trust may, in its sole discretion and without a shareholder vote, modify the procedures set forth above with respect to notification of redemption for the Term Preferred Shares, provided that such modification does not materially and adversely affect the Holders of the Term Preferred Shares or cause the Trust to violate any applicable law, rule or regulation; and provided further that no such modification shall in any way alter the rights or obligations of the Redemption and Paying Agent without its prior consent.

Section 2.6 Voting Rights.

(a) One Vote Per Term Preferred Share. Except as otherwise provided in the Declaration of Trust, this Statement of Preferences, a resolution of the Board of Trustees or as otherwise required by law, (i) each Holder of Term Preferred Shares shall be entitled to one vote for each Term Preferred Share held by such Holder on each matter submitted to a vote of shareholders of the Trust, and (ii) the Holders of outstanding Preferred Shares, including Outstanding Term Preferred Shares, and of outstanding Common Shares shall vote together as a single class; provided, however, that the Holders of outstanding Preferred Shares, including Outstanding Term Preferred Shares, shall be entitled, voting as a separate class on a one-vote-per-share basis (to the exclusion of the Holders of Common Shares and all other securities of the Trust), to elect two Trustees of the Trust at all times. In accordance with the Declaration of Trust, Trustees elected by the Holders of outstanding Preferred Shares will be elected to serve three-year terms. Two of the existing Trustees as of the Date of Original Issue of the initial Series of Term Preferred Shares issued pursuant to this Statement of Preferences shall be designated by the Trustees as of that date as the initial Trustees elected by the Holders of the outstanding Preferred Shares. The Trustees so designated will next stand for election by the Holders of outstanding Preferred Shares when their current term expires and the class to which they are assigned next stands for election. Subject to Section 2.6(b), the Holders of outstanding Common Shares and Preferred Shares, including Term Preferred Shares, voting together as a single class, shall elect the balance of the Trustees.

(b) Voting For Additional Trustees.

(i) Voting Period. During any period in which any one or more of the conditions described in clauses (1) or (2) of this Section 2.6(b)(i) shall exist (such period being referred to herein as a “Voting Period”), the number of Trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected by the Holders of Preferred Shares, including Term Preferred Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the Holders of Preferred Shares, including Term Preferred Shares, shall be entitled, voting as a separate class on a one-vote-per-share basis (to the exclusion of the Holders of Common Shares and all other securities of the Trust), to elect such smallest number of additional Trustees, together with the two Trustees that such Holders are in any event entitled to elect. A Voting Period shall commence:

(1) if, at the close of business on any dividend payment date for any outstanding Preferred Share including any Outstanding Term Preferred Share, accumulated dividends (whether or not earned or declared) on such outstanding share of Preferred Shares equal to at least two (2) full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Redemption and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or

(2) if at any time Holders of Preferred Shares are otherwise entitled under the 1940 Act to elect a majority of the Board of Trustees.

Upon the termination of a Voting Period, the voting rights described in this Section 2.6(b)(i) shall cease, subject always, however, to the revesting of such voting rights in the Holders of Preferred Shares upon the further occurrence of any of the events described in this Section 2.6(b)(i).

(ii) Notice of Special Meeting. As soon as practicable after the accrual of any right of the Holders of Preferred Shares to elect additional Trustees as described in Section 2.6(b)(i), the Trust shall call a special meeting of such Holders and notify the Redemption and Paying Agent and/or such other Person as is specified in the terms of such Preferred Shares to receive notice (1) by mailing or delivery by Electronic Means or (2) in such other manner and by such other means as are specified in the terms of such Preferred Shares, a notice of such special meeting to such Holders, such meeting to be held not less than ten (10) nor more than thirty (30) calendar days after the date of the delivery by Electronic Means or mailing of such notice. If the Trust fails to call such a special meeting, it may be called at the expense of the Trust by any such Holder on like notice. The record date for determining the Holders of Preferred Shares entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the calendar day on which such notice is mailed or otherwise delivered. At any such special meeting and at each meeting of Holders of Preferred Shares held during a Voting Period at which Trustees are to be elected, such Holders, voting together as a class (to the exclusion of the Holders of Common Shares and all other securities of the Trust), shall be entitled to elect the number of Trustees prescribed in Section 2.6(b)(i) on a one-vote-per-share basis.

(iii) Terms of Office of Existing Trustees. The terms of office of the incumbent Trustees of the Trust at the time of a special meeting of Holders of the Preferred Shares to elect additional Trustees in accordance with Section 2.6(b)(i) shall not be affected by the election at such meeting by the Holders of Term Preferred Shares and such other Holders of Preferred Shares of the number of Trustees that they are entitled to elect, and the Trustees so elected by the Holders of Term Preferred Shares and such other Holders of Preferred Shares, together with the two (2) Trustees elected by the Holders of Preferred Shares in accordance with Section 2.6(a) hereof and the remaining Trustees elected by the Holders of the Common Shares and Preferred Shares, voting together as a single class, shall constitute the duly elected Trustees of the Trust.

(iv) Certain Trustees to Stand for Election Each Year that a Voting Period Continues. For so long as a Voting Period continues, the additional Trustees elected by the Holders of the Preferred Shares pursuant to Section 2.6(b)(i) shall stand for election each year.

(v) Terms of Office of Certain Trustees to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Trustees elected by the Holders of the Preferred Shares pursuant to Section 2.6(b)(i) shall terminate, the remaining Trustees shall constitute the Trustees of the Trust and the voting rights of the Holders of Preferred Shares to elect additional Trustees pursuant to Section 2.6(b)(i) shall cease, subject to the provisions of the last sentence of Section 2.6(b)(i).

(c) Holders of Term Preferred Shares to Vote on Certain Matters.

(i) Certain Amendments Requiring Approval of Term Preferred Shares. Except as otherwise permitted by the terms of this Statement of Preferences, so long as any Term Preferred Shares are Outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least two-thirds (2/3) of the Term Preferred Shares of all Series Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Declaration of Trust, or this Statement of Preferences, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such Term Preferred Shares or the Holders thereof; provided, however, that (i) a change in the capitalization of the Trust in accordance with Section 2.7 hereof shall not be considered to materially and adversely affect the rights and preferences of the Term Preferred Shares, and (ii) a division of a Term Preferred Share shall be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the Term Preferred Shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a Term Preferred Share of such Series or the Holder thereof unless such matter (i) alters or abolishes any preferential right of such Term Preferred Share, or (ii) creates, alters or abolishes any right in respect of redemption of such Term Preferred Share (other than as a result of a division of a Term Preferred Share). So long as any Term Preferred Shares are Outstanding, the Trust shall not, without the affirmative vote or consent of at least two-thirds (2/3) of the Holders of the Term Preferred Shares Outstanding at the time, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Trust is solvent and does not foresee becoming insolvent.

(ii) 1940 Act Matters. Unless a higher percentage is provided for in the Declaration of Trust, the affirmative vote of the Holders of at least “a majority of the outstanding Preferred Shares,” as determined in accordance with Section 2(a)(42) of the 1940 Act, including Term Preferred Shares Outstanding at the time, voting as a separate class, shall be required to approve (A) any plan of reorganization (as such terms is used in the 1940 Act) adversely affecting such shares, or (B) any action requiring a vote of security holders of the Trust pursuant to Section 13(a) of the 1940 Act.

(iii) Certain Amendments Requiring Approval of Specific Series of Term Preferred Shares. Except as otherwise permitted by the terms of this Statement of Preferences, so long as any Term Preferred Shares of a Series are Outstanding, the Trust shall not, without the affirmative vote or consent of the Holders of at least two-thirds (2/3) of the Term Preferred Shares of such Series, Outstanding at the time, voting as a separate class, amend, alter or repeal the provisions of the Appendix relating to such Series, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power set forth in such Appendix of the Term Preferred Shares of such Series or the Holders thereof; provided, however, that (i) a change in the capitalization of the Trust in accordance with Section 2.7 hereof shall not be considered to materially and adversely affect the rights and preferences of the Term Preferred Shares of such Series, and (ii) a division of a Term Preferred Share shall be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the Term Preferred Shares of such Series; and provided, further, that no amendment, alteration or repeal of the obligation of the Trust to (x) pay the Term Redemption Price on the Term Redemption Date for a Series, or (y) accumulate dividends at the Dividend Rate (as set forth in this Statement of Preferences and the applicable Appendix hereto) for a Series shall be effected without, in each case, the prior unanimous vote or consent of the Holders of such Series of Term Preferred Shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a Term Preferred Share of a Series or the Holder thereof unless such matter (i) alters or abolishes any preferential right of such Term Preferred Share, or (ii) creates, alters or abolishes any right in respect of redemption of such Term Preferred Share.

(d) Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law or the Declaration of Trust, the Holders of Term Preferred Shares shall not have any relative voting rights or preferences or other special rights with respect to voting other than those expressly set forth in this Section 2.6.

(e) No Cumulative Voting. The Holders of Term Preferred Shares shall have no rights to cumulative voting.

(f) Voting for Trustees Sole Remedy for Trust’s Failure to Declare or Pay Dividends. In the event that the Trust fails to declare or pay any dividends on any Series of Term Preferred Shares on the Dividend Payment Date therefor, the exclusive remedy of the Holders of the Term Preferred Shares shall be the right to vote for Trustees pursuant to the provisions of this Section 2.6. Nothing in this Section 2.6(f) shall be deemed to affect the obligation of the Trust to accumulate and, if permitted by applicable law, the Declaration of Trust and this Statement of Preferences, pay dividends at the Default Rate in the circumstances contemplated by Section 2.2(g) hereof.

(g) Holders Entitled to Vote. For purposes of determining any rights of the Holders of Term Preferred Shares to vote on any matter, whether such right is created by this Statement of Preferences, by the Declaration of Trust, by statute or otherwise, no Holder of Term Preferred Shares shall be entitled to vote any Term Preferred Share and no Term Preferred Share shall be deemed to be “Outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or the time of the actual vote on the matter, as the case may be, the requisite Notice of Redemption with respect to such Term Preferred Share shall have been given in accordance with this Statement of Preferences and Deposit Securities for the payment of the Redemption Price of such Term Preferred Share shall have been deposited in trust with the Redemption and Paying Agent for that purpose. No Term Preferred Share held by the Trust shall have any voting rights or be deemed to be outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

Section 2.7 Issuance of Additional Preferred Shares.

So long as any Term Preferred Shares are Outstanding, the Trust may, without the vote or consent of the Holders thereof, authorize, establish and create and issue and sell shares of one or more series of a class of senior securities of the Trust representing stock under Section 18 of the 1940 Act, ranking on a parity with Term Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Trust, in addition to then Outstanding Series of Term Preferred Shares, including additional Series of Term Preferred Shares, and authorize, issue and sell additional shares of any such series of Preferred Shares then outstanding or so established and created, including additional Term Preferred Shares of any Series, in each case in accordance with applicable law, provided that the Trust shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including to the redemption of Preferred Shares with such proceeds, have Asset Coverage (calculated in the same manner as is contemplated by Section 2.4(b) hereof) of at least 200%.

Section 2.8 Status of Redeemed or Repurchased Term Preferred Shares.

Term Preferred Shares that at any time have been redeemed or purchased by the Trust shall, after such redemption or purchase, have the status of authorized but unissued shares of beneficial interest of the Trust.

Section 2.9 Global Certificate.

For so long as any Term Preferred Shares are Outstanding (i) all shares of any Series of Term Preferred Shares Outstanding from time to time shall be represented by one global certificate for such Series registered in the name of the Securities Depository or its nominee and (ii) no registration of transfer of shares of such Series of Term Preferred Shares shall be made on the books of the Trust to any Person other than the Securities Depository or its nominee. The foregoing restriction on registration of transfer shall be conspicuously noted on the face or back of the global certificates.

Section 2.10 Notice.

All notices or communications hereunder, unless otherwise specified in this Statement of Preferences, shall be sufficiently given if in writing and delivered in person, by telecopier, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 2.10 shall be deemed given on the date received or, if mailed by first class mail, on the date five (5) calendar days after which such notice is mailed.

Section 2.11 Termination.

In the event that no shares of a Series of Term Preferred Shares are Outstanding, all rights and preferences of the shares of such Series established and designated hereunder shall cease and terminate, and all obligations of the Trust under this Statement of Preferences with respect to such Series shall terminate, other than in respect of the payment of and the right to receive the Redemption Price in accordance with Section 2.5 of this Statement of Preferences.

Section 2.12 Appendices.

The designation of each Series of Term Preferred Shares shall be set forth in an Appendix to this Statement of Preferences. The Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Statement of Preferences or required by applicable law) (1) amend the Appendix to this Statement of Preferences relating to a Series so as to reflect any amendments to the terms applicable to such Series including an increase in the number of authorized shares of such Series and (2) add additional Series of Term Preferred Shares by including a new Appendix to this Statement of Preferences relating to such Series.

Section 2.13 Actions on Other than Business Days.

Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Statement of Preferences, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

Section 2.14 Modification.

The Board of Trustees, without the vote of the Holders of Term Preferred Shares, may interpret, supplement or amend the provisions of this Statement of Preferences or any Appendix hereto to supply any omission, resolve any inconsistency or ambiguity or to cure, correct or supplement any defective or inconsistent provision, including any provision that is inconsistent or otherwise conflicts with any provision of the 1940 Act, the rules and regulations promulgated thereunder, any order issued thereunder by the Commission, or any interpretive position of the staff of the Commission pertaining thereto, in each case, that is applicable to the Trust, or any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Preferred Shares of the Trust.

Section 2.15 No Additional Rights.

Unless otherwise required by law or the Declaration of Trust, the Holders of Term Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth in this Statement of Preferences.

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IN WITNESS WHEREOF, XAI Octagon Floating Rate & Alternative Income Term Trust has caused these presents to be signed as of March 23, 2021 in its name and on its behalf by its Chief Financial Officer and Treasurer and attested by its Secretary. Said officers of the Trust have executed this Statement as officers and not individually, and the obligations and rights set forth in this Statement are not binding upon any such officers, or the Trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

XAI OCTAGON FLOATING RATE &
ALTERNATIVE INCOME TERM TRUST

By:	/s/ Derek Mullins
Name: Derek Mullins
Title: Chief Financial Officer and Treasurer

ATTEST:

/s/ Benjamin D. McCulloch
Name: Benjamin D. McCulloch
Title: Chief Legal Officer and Secretary

[Statement of Preferences | Signature Page]

APPENDIX A

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

TERM PREFERRED SHARES
6.50% SERIES 2026 TERM PREFERRED SHARES

This Appendix establishes a Series of Term Preferred Shares of XAI Octagon Floating Rate & Alternative Income Term Trust (the “Trust”). Except as set forth below, this Appendix incorporates by reference the terms set forth with respect to all Series of such Term Preferred Shares in those “Statement of Preferences” dated March 23, 2021 (the “Statement of Preferences”). This Appendix has been adopted by resolution of the Board of Trustees or a duly authorized committee thereof on March 23, 2021. Capitalized terms used herein but not defined herein have the respective meanings set forth in the Statement of Preferences.

DESIGNATION

Term Preferred Shares, 6.50% Series 2026 Term Preferred Shares: A series of 1,196,000 Preferred Shares classified as Term Preferred Shares is hereby designated as the “Series 2026 Term Preferred Shares.” Each share of such Series shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Trust’s Declaration of Trust and the Statement of Preferences (except as the Statement of Preferences may be expressly modified by this Appendix), as are set forth in this Appendix A. The Series 2026 Term Preferred Shares shall constitute a separate series of Preferred Shares and of the Term Preferred Shares and each Series 2026 Term Preferred Share shall be identical. The following terms and conditions shall apply solely to the Series 2026 Term Preferred Shares:

Section 1. Number of Authorized Shares of Series.

The number of authorized shares is 1,196,000.

Section 2. Date of Original Issue with respect to Series.

The Date of Original Issue is March 29, 2021.

Section 3. Fixed Dividend Rate Applicable to Series.

The Fixed Dividend Rate is 6.50%.

Section 4. Liquidation Preference Applicable to Series.

The Liquidation Preference is $25.00 per share.

Section 5. Term Redemption Date Applicable to Series.

The Term Redemption Date is March 31, 2026.

Section 6. Optional Redemption Premium Applicable to Series.

There is no optional redemption premium applicable to the Series.

Section 7. Dividend Payment Dates Applicable to Series.

The Dividend Payment Dates are January 31, April 30, July 31, and October 31 (or, if any such day is not a Business Day, then on the next succeeding Business Day), beginning July 31, 2021.

Section 8. Non-Call Period Applicable to Series.

The Non-Call Period is the period beginning on the Date of Original of Issue and ending at the close of business on March 31, 2023.

Section 9. Exceptions to Certain Definitions Applicable to the Series.

The following definitions contained under the heading “Definitions” in the Statement of Preferences are hereby amended as follows:

Not applicable.

Section 10. Additional Definitions Applicable to the Series.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Dividend Period” means, with respect to each Series 2026 Term Preferred Share, in the case of the first Dividend Period, the period beginning on the Date of Original Issue for such Series and ending on, but excluding July 31, 2021, and for each subsequent Dividend Period, the period beginning on and including the Dividend Payment Date for the previous Dividend Period and ending on, but excluding the next Dividend Payment Date.

“Record Date” means, with respect to each Series 2026 Term Preferred Share, the close of business on the January 15, April 15, July 15 or October 15, immediately preceding the applicable Dividend Payment Date (or, if any such day is not a Business Day, then on the next succeeding Business Day).

Section 11. Amendments to Terms of Term Preferred Shares Applicable to the Series.

The following provisions contained under the heading “Terms of the Term Preferred Shares” in the Statement of Preferences are hereby amended as follows:

Not applicable.

Section 12. Additional Terms and Provisions Applicable to the Series.

The following provisions shall be incorporated into and be deemed part of the Statement of Preferences:

Not applicable.

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IN WITNESS WHEREOF, XAI Octagon Floating Rate & Alternative Income Term Trust has caused these presents to be signed as of March 23, 2021 in its name and on its behalf by its Chief Financial Officer and Treasurer and attested by its Secretary. Said officers of the Trust have executed this Appendix as officers and not individually, and the obligations and rights set forth in this Appendix are not binding upon any such officers, or the Trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

XAI OCTAGON FLOATING RATE &
ALTERNATIVE INCOME TERM TRUST

By:	/s/ Derek Mullins
Name: Derek Mullins
Title: Chief Financial Officer and Treasurer

ATTEST:

/s/ Benjamin D. McCulloch
Name: Benjamin D. McCulloch
Title: Chief Legal Officer and Secretary

[Appendix A to Statement of Preferences | Signature Page]